SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    Form 15

         Certification and Notice of Termination of Registration under
            Section 12(g) of the Securities Exchange Act of 1934 or
                   Suspension of Duty to File Reports Under
                    Section 13 and 15(d) of the Securities
                             Exchange Act of 1934.


                                       Commission File Number  333-47158-01
                                                               -------------


                               IndyMac ABS, Inc.
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            (Exact name of Registrant as specified in its charter)


                             155 North Lake Avenue
                   Pasadena, California 91101 (800) 669-2300
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         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

       Home Equity Mortgage Loan Asset-Backed Trust, Series SPMD 2000-C Home Equity Mortgage Loan Asset-Backed Certificates, Series SPMD 2000-C
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           (Title of each class of securities covered by this Form)

                                     None
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        (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

                  Rule 12g-4(a)(1)(i)  [ ]    Rule 12h-3(b)(1)(ii) [ ]

                  Rule 12g-4(a)(1)(ii) [ ]    Rule 12h-3(b)(2)(i)  [ ]

                  Rule 12g-4(a)(2)(i)  [ ]    Rule 12h-3(b)(2)(ii) [ ]

                  Rule 12g-4(a)(2)(ii) [ ]    Rule 15d-6           [X]

                  Rule 12h-3(b)(1)(i)  [ ]

         Approximate number of holders of record as of the certification or notice date: 4
             --



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         Pursuant to the requirements of the Securities Exchange Act of 1934,
IndyMac ABS, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.




DATE:   January 31, 2001                       BY:  /s/ S. Blair Abernathy
                                                    ----------------------------
                                                    S. Blair Abernathy
                                                    Vice President

                               BROWN & WOOD LLP
                            One World Trade Center
                           New York, New York 10048
                           Telephone: (212) 839-5300
                           Facsimile: (212) 839-5599



                                                        January 31, 2001

VIA ELECTRONIC FILING
---------------------

Filing Desk
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

         Re:    IndyMac ABS, Inc.,
                Home Equity Mortgage Loan Asset-Backed Trust,
                Home Equity Mortgage Loan Asset-Backed Certificates, Series SPMD 2000-C

Dear Sir or Madam:

         On behalf of IndyMac ABS, Inc. (the "Company"), we are filing herewith a Form 15 with respect to the trust formed pursuant to the Pooling and Servicing Agreement relating to the above-referenced Series of Mortgage Pass-Through Certificates (which agreement was previously filed by the Company in a separate periodic report on Form 8-K). This Form 15 is being filed pursuant to Rule 15d-6 under the Securities Exchange Act of 1934, as amended (the "Act") in order to suspend the Company's duty to file reports with respect to such trust under Sections 13 and 15(d) of the Act.

                                                Sincerely,

                                                /s/ Amy Sunshine

                                                Amy Sunshine


Enclosure